Contact:   John R. Danielson         Judy T. Murphy      Wendy L. Raway
           Investor Relations        Investor Relations  Media Relations
           (612) 973-2261            (612) 973-2264      (612) 973-2429

    U.S. BANCORP RESETS STRATEGY AND FOURTH QUARTER AND 2000 EARNINGS OUTLOOK

MINNEAPOLIS (December 6, 1999) - U.S. Bancorp (NYSE: USB) today announced that strategic investments combined with lower-than-expected fourth quarter revenue would result in reduced earnings growth for the quarter and 2000. The company estimated that fourth quarter earnings per share would be between $0.52 and $0.54. Consensus estimates are currently $0.58 to $0.59 per share. Estimated earnings per share for 2000 are expected to be in the $2.30 to $2.35 range, versus the current consensus estimate of $2.45. All are on a diluted basis before merger-related charges.

     The company said revenue growth for the fourth quarter of 1999 would increase less than expected due to flat net interest income, as a result of higher funding costs and lower than expected growth in higher-spread consumer loans. Additionally, the fourth quarter will be affected by higher expenses, reflecting investments in the areas of sales and service, technology, and marketing.

     "Investments to accelerate growth have also tempered our year 2000 expectations," said John F. Grundhofer, U.S. Bancorp chairman and chief executive officer. "However, taking these actions should result in our ability to achieve our previously stated long-term objective of 12% to 15% earnings-per-share growth. U.S. Bancorp is at a new stage in its

                                                                       More...

evolution as a leader in the financial services industry. In the early 1990s, we reinvented our business model, gaining critical efficiency advantages that have served us well in a consolidating industry. This past August we named a new management team drawn from an internal pool of talented executives who have the charter to make us an increasingly customer-centered company. Our first priority was to reset our strategic course. We are now taking the steps and making the investments necessary to accelerate our growth."

         "Consumer banking growth is our biggest current challenge," Grundhofer said. "We will grow this business through a series of focused initiatives, investing in people, technology and processes to improve customer satisfaction." In 2000 alone, U.S. Bancorp intends to spend an incremental $50 million on these initiatives that will result in additional tellers, telephone banking representatives, and small business bankers as well as more branches and sales offices and new lobby technology. These investments are in addition to previously announced accelerated investments in internet development.

     In addition, the company said that it was taking deliberate steps to change its business mix to achieve higher-growth revenue streams. Over the next five years, investments in the higher-growth Payment Systems and Wealth Management businesses are expected to increase their contribution to 45% of company earnings from 30% today.

     "We firmly believe that resetting the strategic course for the next five years was necessary and that we will deliver against the objectives we have outlined," Grundhofer said.

                                                                       More...

     Minneapolis-based U.S. Bancorp, with $79.5 billion in assets, is the 12th largest bank holding company in the nation and operates over 1,000 banking offices in Midwestern and Western States. The company provides commercial and retail banking, investment banking, trust, investment, and payment systems products to consumers, businesses and institutions. It operates a network of 5,300 ATMs and provides 24-hour, seven-days-a-week telephone customer service. The company offers full service brokerage services at approximately 100 offices through U.S. Bancorp Piper Jaffray. The company is the largest provider of Visa corporate and purchasing cards in the world, and is one of the largest providers of corporate trust services in the nation.

                           FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, earnings per share estimates and projected earnings growth rates, anticipated future expenses and revenues, the future prospects of the Company's consumer banking business, estimated spending on growth initiatives, expected changes in the Company's business mix, and projections of business line contributions to future earnings. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (i) the Company's investments in its consumer banking, payment systems and wealth management businesses and in its internet development could require additional incremental spending, and might not produce expected growth and anticipated contributions to Company earnings; (ii) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality or a reduced demand for credit or fee-based products and services; (iii) changes in the domestic interest rate environment could reduce net interest income; (iv) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses or the availability and terms of funding necessary to meet the Company's liquidity needs; (v) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company's business environment or affect operations; (vi) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vii) competitive pressures could intensify and affect the Company's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the internet, or bank regulatory reform; (viii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and (ix) third parties with which the Company does business may fail to remedy their Year 2000 issues and other unforeseen Year 2000 complications may arise, affecting the Company's operations. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update them in light of new information or future events.